Exhibit 99.1

Media Contact:

Chris Erdman

781.235.3060

chris@macbiocom.com

Company Contact:

David P. Southwell, CEO

781-676-2116

dpsouthwell@inotekpharma.com

Inotek Pharmaceuticals Corporation Reports First Quarter 2015 Operational and Financial Results

LEXINGTON, MA – May 15, 2015 – Inotek Pharmaceuticals Corporation (NASDAQ: ITEK), a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of therapies for glaucoma, today reported financial results and operational highlights for quarter ended March 31, 2015.

“During the first quarter of 2015, Inotek successfully completed its IPO raising gross proceeds of approximately $63 million in the initial public offering combined with a concurrent offering of convertible notes,” commented David P. Southwell, President and Chief Executive Officer of Inotek. “We are on schedule to initiate our first pivotal Phase 3 trial in the third quarter of 2015, pending FDA agreement with our plans. This will enable us to deliver the data both from this trial and our Phase 2 dose-ranging trial of the fixed-dose combination with latanoprost in late 2016. In addition, we will continue to progress our retinal program.”

First Quarter 2015 and Recent Business Highlights:

•	Issued approximately 7.0 million shares and received gross proceeds of approximately $41.8 million through its IPO and subsequent exercise of the underwriters’ overallotment option. On February 18, 2015, Inotek’s shares began trading on the NASDAQ Global Market under the symbol “ITEK”.
•	Issued $21.0 million of 5.0% Convertible Notes due 2020 concurrent with the IPO and through the subsequent exercise of the underwriters’ overallotment option.

Expected Upcoming Milestones

•	Complete an End-of-Phase 2 meeting with U.S. Food and Drug Administration (FDA) during the second quarter of 2015.
•	Initiate first Phase 3 trial with trabodenoson montherapy in the third quarter of 2015.

Summary of First Quarter 2015 Financial Results:

•	Cash and cash equivalents as of March 31, 2015 were $53.1 million, compared to $3.6 million as of December 31, 2014.
•	Research and development expenses were $1.1 million for the quarter ended March 31, 2015, compared to $1.6 million for the quarter ended March 31, 2014.
•	General and administrative expenses were $2.0 million for the quarter ended March 31, 2015, compared to $0.2 million for the quarter ended March 31, 2014.
•	Loss from operations was $3.0 million for the quarter ended March 31, 2015, compared to a loss of $1.7 million for the quarter ended March 31, 2014.
•	Net loss was $1.5 million for the quarter ended March 31, 2015, compared to a net loss of $2.1 million for the quarter ended March 31, 2014.

About Inotek Pharmaceuticals Corporation

Inotek Pharmaceuticals is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of therapies for glaucoma. Our lead product candidate, trabodenoson, is a first-in-class selective adenosine mimetic that is rationally designed to lower intraocular pressure by restoring the eye’s natural pressure control mechanism. Our product pipeline includes trabodenoson monotherapy delivered in an eye drop formulation, as well as a fixed-dose combination of trabodenoson with latanoprost given once-daily. Additionally, we are evaluating the potential for trabodenoson to directly target optic neuropathies. www.inotekpharma.com.

Forward-Looking Statements

This press release contains forward-looking statements, which are subject to substantial risks, uncertainties and assumptions. You should not place reliance on these statements. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. Accordingly, you should not place undue reliance on these forward-looking statements. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

-Financial Tables to Follow-

Inotek Pharmaceuticals Corporation

(Unaudited)

(in thousands, except share and per share amounts)

Balance Sheets

	March 31, 2015	December 31, 2014

Cash	$53,139	$3,618
Other assets	2,387	1,902

Total assets	$55,526	$5,520

Accounts payable, accrued expenses and other liabilities	$2,481	$2,162
2020 convertible notes, net	8,667	—
2020 convertible notes derivative liability	10,426	—
Notes payable	—	5,613
Convertible bridge notes	—	1,541
Warrant and convertible notes redemption rights derivative liabilities	—	962

Total liabilities	21,574	10,278
Series AA redeemable convertible preferred stock	—	46,253
Series X redeemable convertible preferred stock	—	548
Stockholders equity (deficit)	33,952	(51,559)

Total Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit)	$55,526	$5,520

Statements of Operations
	Three Months ended March 31,

	2015	2014
Operating expenses:
Research and development	$(1,069)	$(1,550)
General and administrative	(1,980)	(162)

Loss from operations	(3,049)	(1,712)

Interest expense	(474)	(243)
Loss on extinguishment of debt	(683)	—
Change in fair value of warrant liabilities	267	(193)
Change in fair value of convertible bridge notes redemption rights derivative	480	—
Change in fair value of 2020 Convertible Notes derivative	1,997	—

Net loss	$(1,462)	$(2,148)

Net loss per share attributable to common stockholders—basic and diluted	$(0.21)	$(3.08)

Weighted-average number of shares outstanding—basic and diluted	7,677,575	1,020,088